Audit Report

Consolidated Financial Statements in accordance with International Financial Reporting Standards (IFRS) at December 31, 2004 and Group Management Report

Tetra Holding GmbH

Melle

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft Wirtschaftsprufungsgesellschaft

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

Table of Contents

1	Audit engagement		1

2	Fundamental findings		2
	2.1	Comments on the assessment of the position by management	2
		2.1.1 Economic situation and business trends	2
		2.1.2 Future development and risks associated with future development	3
		2.1.3 Resume	4
	2.2	Failure to publish the financial statements of the parent company for the previous year and the financial statements of several subsidiaries for the previous year	5

3	Performance of the audit
	3.1	Subject of the audit	6
	3.2	Nature, and scope, of the audit procedures	6

4	Findings on group accounting and reporting
	4.1	Scope and date of consolidation	10
	4.2	Propriety of the financial statements included in the consolidated financial statements	10
	4.3	Consolidated financial statements	11
	4.4	Group management report	11

5	Comments on overall information conveyed by the consolidated financial statements		12
	5.1	Significant measurement bases	12
	5.2	Discretionary financial measures	13
	5.3	Finding on overall information conveyed by the consolidated financial statements	15

6	Auditors’ report		16

1

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

Table of Appendices

Consolidated balance sheet at December 31, 2004	1

Consolidated income statement for the year ended December 31, 2004	2

Consolidated statement of cash flows for the year ended December 31, 2004	3

Consolidated statement of changes in equity for the year ended December 31, 2004	4

Notes to the consolidated financial statements at December 31, 2004	5

Group Management Report for the business year from January 1 to December 31, 2004	6

Auditors’ report (Original German version)	7

Translation of the auditors’ report	8

Economic background information on the Group	9

Legal and corporate background information on the parent company	10

General Engagement Terms	11

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Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

Table of Abbreviations

Biorell GmbH	Biorell Gesellschaft mit beschränkter Haftung, Melle

IFRS	International Financial Reporting Standards

ISA	International Standards on Auditing

Pfizer	Pfizer Inc., New York, USA

RBS	Royal Bank of Scotland Frankfurt Branch, Frankfurt am Main

Tetra Asia	Tetra Aquatic Asia Pacific PTE Ltd., Singapore

Tetra France	Tetra (France) SAS, Paris, France

Tetra GmbH	Tetra GmbH, Melle

Tetra HoldCo	Tetra HoldCo GmbH & Co. KG, Melle

Tetra Holding	Tetra Holding GmbH, Melle

Tetra International	Tetra International Holding GmbH, Melle

Tetra Italia	Tetra Italia S.r.l., Milan, Italy

Tetra Japan	Tetra Japan K.K., Tokyo, Japan

Tetra Management	Tetra Management GmbH, Melle

Tetra UK	Tetra (UK) Limited, London, Great Britain

Tetra US	Tetra Holding (US), Inc., Wilmington, USA

TEUR	Thousands of euros

TUSD	Thousand of US-Dollar

Willinger	Willinger Bros., Inc., Dover, USA

Zoomedica	Zoomedica Frickhinger GmbH, Melle

3

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

1	Audit engagement

The management board of

Tetra Holding GmbH, Melle,

—hereinafter also abbreviated as “Tetra Holding” or “Tetra Group”—

instructed us in a letter dated November 10, 2004 to audit the consolidated financial statements at December 31, 2004 prepared voluntarily in accordance with International Financial Reporting Standards (IFRS) and the group management report, and to report on this in English.

Tetra Holding is preparing consolidated financial statements in accordance with IFRS, which comply with the de facto requirements of § 292a (2) HGB [German Commercial Code], on a voluntary basis. The consolidated financial statements do not result in an exemption. Accordingly, Tetra Holding is also preparing consolidated financial statements in accordance with German commercial law. Our report on that audit is dated March 24, 2005.

This audit report has been prepared in accordance with IDW Auditing Standard 450.

The terms governing this assignment are set out in the General Engagement Terms for Public Auditors and Public Audit Firms as of January 1, 2002, which are attached as to this report as Appendix 11. The amount of our liability is determined by Item No. 9 of the General Engagement Terms and supplementary agreements in writing. Items No. 1 (2) and No. 9 of the General Engagement Terms apply regarding our liability towards third parties.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

2	Fundamental findings

2.1	Comments on the assessment of the position by management

2.1.1	Economic situation and business trends

In our opinion, the management report prepared by management contains the following core statements on the economic situation and the development of the business of the Group:

1.	Revenue growth recorded in almost all markets after adjusting for exchange rate effects.

2.	Refinancing of the debt structure of the Tetra Group during the reporting period.

3.	Management structure of the Group reorganized in 2004.

Re 1.

The Tetra Group recorded revenues of TEUR 186,443 (2003: TEUR 185,768) in the reporting year 2004. Thereby it has to be borne in mind that the Japanese market only covered a period of 11 months in the previous year. Moreover, the continuing weakness of the US dollar influenced the development of the revenues. Adjusting for exchange rate effects, revenue growth was recorded in all markets with the exception of Italy and Southeast Asia.

In Europe, the revenues in the Aquarium segment developed positively, while the developments in the Pond segment, although positive, were burdened by the wet and cold spring and summer weather. Altogether, the generally restrained purchasing behavior was countered in Europe by intensified marketing, so that the revenues developed positively.

Tetra US increased by more than 7% at constant rates, however on account of the strong euro, the revenues fell from TEUR 74,739 to TEUR 72,401.

There was a significant revival in imports of tropical fish in Japan in 2004, which had a commensurate impact on Tetra’s business. The revenues developed overall satisfactorily. The exchange rate effects also burdened the Japanese business.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

Re 2.

In the course of the restructuring of the debt structure of the Tetra Group carried out in 2004 (refinancing), the previous bank financing and the stockholder loans were replaced by new bank loans with changed conditions.

The current funding requirement of the Tetra Group was covered by the operative cash flow. RBS made available commensurate lines with regard to seasonal fluctuations.

Re 3.

The management structure of Group management was augmented in 2004 to reflect the enhanced needs of a global business. The global management board of the Group consists of the newly appointed Chief Executive Officer and Chief Operating Officer plus Chief Technology Officer, Chief Executive Officer and the President “Tetra Americas”.

2.1.2	Future development and risks associated with future development

In our opinion, the management report by management includes the following core statements on future development and risks associated with the future development of the Company:

1.	Management expects further sales growth in 2005.

2.	A definitive agreement was concluded on March 14, 2005 on the sale of the Tetra Group.

3.	Active risk management is carried out in the Tetra Group. Risks threatening the continued existence of the Company are not currently perceptible.

Re 1.

Management assumes that the Tetra Group can expand its market position on account of the strength of the brand, the product quality and the product range, although the competitive environment is becoming stronger. Further revenue growth is expected overall.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

Re 2.

On March 14, 2005, the stockholders of Tetra Holding GmbH concluded a definitive agreement with the US Rayovac Group, which foresees the sale of the Group to Rayovac. The final closing of the purchase agreement will probably take place in the middle of the year.

Re 3.

Active risk management is carried out in the Tetra Group. Risks are permanently monitored by an internal reporting and forecasting system.

Risks result from long-term borrowing, which can result in a burden on the financial position and results of operations. The liquidity situation is permanently monitored and steered within the framework of global cash monitoring.

Interest and foreign exchange risks are partially hedged at the Group level by derivatives.

The procurement market is also permanently monitored, and possible risks are commensurately communicated.

Management sees no risks to the continued existence of the Company, on the basis of the expected development of the business.

2.1.3	Résumé

In summary we conclude that the management report taken as a whole provides a suitable understanding of the Company’s position and probable development, and suitably presents the risks of the future development of the Group.

Please refer otherwise with regard to economic background information on the Group and legal and corporate background information on the parent company to Appendices 9 and 10.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

2.2	Failure to publish the financial statements of the parent company for the previous year and the financial statements of several subsidiaries for the previous year

Contrary to the obligation under § 325 HGB the financial statements and the management report of the parent company for the previous year and of the subsidiaries for the previous year, together with the other necessary documents have not been published.

We also refer in this respect to § 335a HGB.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

3	Performance of the audit

3.1	Subject of the audit

We have audited the consolidated financial statements, consisting of a balance sheet, income statement, statement of changes in equity, statement of cash flows and notes, of Tetra Holding GmbH for the business year ended December 31, 2004. The preparation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) and the explanations and evidence provided to us are the responsibility of the parent company’s management board. Our responsibility is to express an opinion on the consolidated financial statements and the group management report prepared in accordance with German Commercial law based on our audit and the explanations and evidence provided to us.

The group management report in accordance with German commercial law for the business year ending December 31, 2004 has been also subject of our audit.

An audit of consolidated financial statements only covers compliance with other legal regulations to the extent that these other regulations can normally be expected to have an impact on the consolidated financial statements or the group management report.

3.2	Nature and scope of the audit procedures

We conducted our audit of the consolidated financial statements in accordance with § 316 et seq. HGB and the German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer (IDW) [German Institute of Public Auditors] and, in addition, International Standards on Auditing (ISA). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the consolidated financial statements are detected with reasonable assurance. The effectiveness of the internal control system and the evidence supporting the disclosures in the consolidated financial statements and the group management report is examined primarily on a test basis within the framework of the audit. The audit includes assessing the propriety of the financial statements included in the consolidated financial statements, the definition of the scope of the consolidation, the consolidation principles used and significant estimates made by the management board, as well as evaluating the overall presentation of the consolidated financial statements and of the group management report. In the case of unaudited financial statements included in the consolidated financial statements, we have audited their compliance with IFRS and the consolidation adjustments in accordance with § 317 (3) Sentence 1 HGB. We believe that our audit provides a reasonable basis for our opinion.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

We first of all developed our audit strategy on the basis of a risk and system-orientated audit approach. This is based on an evaluation of the business environment of the Group, information provided by management on the main objectives, strategies and business risks, analytical audit procedures in order to estimate the audit risks and to arrive at a preliminary evaluation of the position of the Group, a provisional assessment of the risk of significantly false information in consolidated financial statements as a result of misstatements and violations, and a fundamental evaluation of the internal control system in the Group. Our findings in last year’s audit of the consolidated financial statements in accordance with German commercial law (§ 290 et seq. HGB) and the group management report and the audits of the financial statements of the consolidated companies were also taken into account. In order to determine the main emphases of the audit, critical audit objectives were then identified and an audit program developed. This audit program specifies the approach and main emphases of the audit, as well as the nature and scope of our audit procedures. At the same time, the time sequence of the group audit and the staff requirements are also planned.

Our audit strategy identified the following critical areas for the audit of the consolidated financial statements:

•	Definition of the scope of the consolidation

•	Propriety of the financial statements included in the consolidated financial statements

•	Capital consolidation

•	Methods of foreign currency translation

•	Computation of deferred taxes

•	Propriety of the consolidated statement of cash flows

•	Plausibility of the forecast information in the group management report

We have audited the financial statements at December 31, 2004 of the main domestic subsidiaries included in the consolidated financial statements. The audits were performed in accordance with the principles under § 316 et seq. HGB.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

In other countries, the financial statements prepared in accordance with the respective local laws and of the Tetra US subgroup, consisting of Tetra Holding (US), Inc., Wilmington, USA, and Willinger Bros., Inc., Dover, USA, were audited by the local KPMG firms. The financial statements of Tetra Italia were reviewed by a KPMG firm. We have received information from the respective auditors in the form of checklists on a uniform basis worldwide on the local financial statements and their audits or reviews. For the purpose of inclusion in the consolidated financial statements, the respective sets of financial statements prepared in accordance with local law were converted with regard to recognition, valuation and classification in accordance with the guidelines on IFRS prescribed by the parent company (HB II) and audited by the auditors.

We have taken over the results of the work from all of the audits of the financial statements and the subgroup and from the reviews, following a critical review of the long-form audit reports and other reporting carried out in accordance with our instructions.

Audit evidence was obtained by system and function tests, analytical audit procedures and detailed tests of transactions and balances.

Our approach to the review of the internal control system of the parent company and the main consolidated subsidiaries is outlined as follows. Taking into account external factors, the corporate objectives, business strategy and control and monitoring processes at the Company level, we then analyzed the main business processes. In this second step of process analysis, we evaluated if and to what extent material business risks (which would impact on the audit risk) would be reduced by the design of the current operational processes and the control and monitoring systems.

The books of the German companies included in the consolidated financial statements were maintained by personnel from Tetra HoldCo. We audited the effectiveness of the internal control system by means of system and function tests in the course of our audits of the annual financial statements of Tetra GmbH and Tetra HoldCo. The results of our audit of the internal control system relating to the accounting system were then used to determine the nature and scope of our analytical procedures and the detailed tests of individual transactions and balances.

In the course of our audit of individual transactions and balances, we obtained confirmations from the lawyers and banks acting for the Company, and, on a sample basis from customers and suppliers. These samples were defined based on our findings with regard to the internal control system relating to the accounting system and the nature and scope of the transactions to be assessed in each case, by means of a random selection or a conscious selection.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

In our audit of the actuarial calculation of the pension and staff anniversary obligations and the obligations under pre-retirement part-time work arrangements in the consolidated financial statements in accordance with IFRS, we have based our assessment on reports from the actuaries. We have satisfied ourselves as to their qualifications and the valuation of the pension and staff anniversary obligations and the obligations under pre-retirement part-time work arrangements by performing reasonableness checks. In our opinion, the approach adopted in the reports is reasonable and logical in all significant steps.

We carried out our audit between the months of February to March 2005, completing it on March 24, 2005. We performed an interim audit in October and November 2004.

All information and substantiating documentation requested by us have been provided. The legal representatives of the parent company and the subsidiaries and their auditors have fulfilled the presentation, toleration and information duties as defined in § 320 (3) HGB. The parent company’s management board has provided us with a representation letter confirming the completeness of the consolidated financial statements and the group management report.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

4	Findings on group accounting and reporting

4.1	Scope and date of consolidation

The companies included in the consolidated financial statements in accordance with the full consolidation method have been properly determined and are disclosed in the notes to the consolidated financial statements.

The materiality criteria of the previous year were applied without amendment in defining the scope of the consolidation.

The balance sheet dates for all subsidiaries included in the consolidated financial statements correspond with the balance sheet date for the consolidated financial statements.

4.2	Propriety of the financial statements included in the consolidated financial statements

The financial statements included in the consolidated financial statements were audited by us and given unqualified auditors’ reports, or were reviewed by us (with the exception of two sets of financial statements). The conversion, where appropriate, of the financial statements to the accounting and valuation regulations applicable for the Group (HB II) was properly performed. With regard to the unaudited financial statements, we have determined that they are correct in substance and provide an appropriate basis for consolidation.

The auditors’ report for the audit of the reporting package for Tetra Japan has been qualified with regard to the treatment of the existing leasing agreements. In view of the materiality limit, this objection can be regarded as irrelevant from the point of view of the Group. The report on the review of the reporting package for Tetra France has been qualified with regard to the measurement of goodwill at the level of the separate financial statements. While no amortization of the goodwill over a useful life is recognized at the level of the separate financial statements, it is amortized at the Group level over an underlying useful life of 20 years. In view of the different treatment in the separate and the consolidated financial statements, this qualification can be regarded as irrelevant at the level of the Group.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

4.3	Consolidated financial statements

The consolidated financial statements at December 31, 2004 presented to us for audit been properly developed from the financial statements and sub-consolidated financial statements or the separate sets of financial statements drawn up in accordance with IFRS (HB II) of the consolidated companies. All consolidation adjustments were carried out appropriately. The consolidation methods applied comply with IFRS. They are described completely and appropriately in the notes to the consolidated financial statements.

The consolidated balance sheet and the consolidated income statement have been prepared in accordance with IFRS.

The disclosures prescribed by IFRS in the notes to the consolidated financial statements are complete and appropriate.

The consolidated statement of cash flows and the consolidated statement of changes in equity have been properly prepared.

4.4	Group management report

The group management report prepared by the management board complies with the German legal provisions of § 315 HGB. The group management report is consistent with the consolidated financial statements and our audit findings. On the whole it provides a suitable understanding of the position of the Group. As a result of our audit, we conclude that the group management report suitably presents the main risks of future development, and that the disclosures in accordance with § 315 (2) HGB are complete and correct.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

5	Comments on overall information conveyed by the consolidated financial statements

5.1	Significant measurement bases

The Company has applied the accounting policies of the Tetra Group for the preparation of the consolidated financial statements. These policies were defined in 2003 by Tetra HoldCo in a group accounting manual, with which uniform standards were defined for all group companies for the exercise of the existing accounting options. The exploitation of the available options and the exercise of judgment in conjunction with the consolidation mainly affect the following matters:

Deferred tax assets of TEUR 834 (2003: TEUR 519) are reported on loss carryforwards that have arisen at the group companies. Future profit expectations were taken into account when measuring the asset amounts.

The exploitation of the available options and the exercise of judgment in the preparation of the financial statements or HB II financial statements mainly affected the following balance sheet captions in the reporting period:

Raw materials and supplies and of merchandise are valued at purchase costs or lower market prices, reflecting forward coverage markdowns. Work in process and finished products are valued at the lower of manufacturing costs and market, taking into account forward coverage markdowns. In addition to direct material and production costs, related overheads and the wear and tear of non-current assets, appropriate shares of the general and administrative expenses are also included. The simplified “first-in-first-out” valuation method is applied for the inventories in accordance with IAS 2.21.

Pension provisions are valued in accordance with the projected unit credit method in line with IAS 19. In this connection, a discounting rate of 5.25% (2003: 5.5%), wage increases of 2.25% (2003: 2.5%) and an inflation rate of 1.5% (2003: 1.75%) provide the basis for Germany. Eighty percent of the probability of death based on the probability of death derived from Prof. Dr. Klaus Heubeck’s 1998 mortality tables provides the calculation basis. This measure anticipates in the reporting year the longer life expectancy which will be shown by the new mortality tables to be published in 2005. The pension provisions of the subsidiary, Tetra US, were calculated on the basis of a discounting rate of 6% (2003: 6.25%), expected wage increases of 3% (2003: 4%). The management board orientates itself in these exercises of judgment towards the current market rates of interest and the expected annuity trends in the respective countries. Actuarial gains and losses are only recognized as income or expense for

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

the year when the so-called corridor of 10% of the maximum of the defined benefit obligation and the fund assets has been exceeded as of the balance sheet date.

Provisions for staff long-service bonuses (TEUR 620; 2003; TEUR 577) and pre-retirement part-time work (TEUR 359; 2003: TEUR 376) were set up in accordance with German commercial law and discounted with an interest rate of 5.5%. Pre-retirement part-time work arrangements were agreed exclusively on the basis of individual contracts. Provisions for preretirement part-time work are only set up once the pre-retirement part-time work agreement has been concluded.

Other accrued expenses relate among other things to bonus payments to customers of TEUR 1,579 (2003: TEUR 2,804), which the management board has set up on the basis of the sales to the respective customers in accordance with the contractual arrangements, and estimates based on historical experience. In addition, provisions are reported for litigation costs. The amount of the provision is based on estimates by management and information from the respective lawyers handling the case. They amount in the reporting year to TEUR 583 (2003: TEUR 288).

5.2	Discretionary financial measures

Forward exchange contracts are purchased in order to hedge foreign currency risks. The forward exchange contracts have a volume of USD 15.7 million, GBP 2.3 million and YEN 740 million. The volume is spread over a maximum term expiring on December 29, 2005. On account of the strengthening of the euro, the positive market value of the forward exchange contracts amounted at the balance sheet date to TEUR 1,466.

The hedging of foreign exchange risks is connected with the sales in foreign currency at the subsidiaries. The hedge relationships are cash flow hedges. In the reporting year, the positive market value of TEUR 1,466 on the effective portion was recognized directly in equity. In the previous year, the criteria for treatment as a cash flow hedge were not fulfilled, so that they were recognized entirely in income.

The Group had two interest swap transactions with a redemption structure in its portfolio as of the balance sheet date at a nominal value of TEUR 98,875 and TUSD 27,810 with a term until February 20, 2006. The purpose of these swap transactions is to convert variable interest loans from the Royal Bank of Scotland (RBS) into fixed interest liabilities, by swapping the interest payments. The swap transactions have been set up as plain-vanilla interest swaps, so that no acquisition costs were incurred on conclusion of the agreement. As a result of the changes of interest rates following the conclusion of the interest swap, the financial instrument on a Euribor

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

basis has a negative market value of TEUR 534 (2003: TEUR 224) and the financial instrument on a US-Libor basis has a positive market value of TEUR 165 (2003: - TEUR 108).

Since the conclusion of the interest swaps to hedge the interest rate risk is connected with the existing liabilities to RBS and forms a valuation unit with these, a negative market value of TEUR 3 (2003: TEUR 7) is only recognized as expense for the period for the ineffective portion of the interest hedging deals. The negative and positive market values relating to the effective portion of the interest hedging deal were recognized in equity by being offset against equity.

Within the framework of a refinancing, the Credit Facilities Agreement for EUR 102.5 million and USD 40 million and the Mezzanine Credit Facility Agreement for EUR 30 million concluded in 2002 with RBS were terminated and the loans repaid prematurely. The loans amounted as of the repayment date to EUR 128 million. The loans paid back prematurely were charged as of the repayment date respectively with interest rates of Euribor/Libor plus 2.25 % to 3.25 % p.a. and for the Mezzanine Facility Agreement of Euribor plus 12.0%, of which 6.75 % was accumulated.

Prematurity compensation of altogether TEUR 103 was incurred in connection with the premature redemption.

Also within the framework of the refinancing, a Senior Credit Facilities Agreement for granted credit lines of EUR 74.9 million, USD 96.8 million and YEN 4,657 million was agreed with RBS. Furthermore, a Mezzanine Facility Agreement for EUR 45 million was concluded with RBS. The loans were paid out in the amount of EUR 213 million and amounted as of the balance sheet date, on account of redemptions and interest, to EUR 197 million. The interest rates on the loans amounted as of the balance sheet date respectively to Euribor/Libor plus 2.25 % to 3.25 % p.a. and for the Mezzanine Facility Agreement to Euribor plus 11.25%, of which 6.25 % was accumulated.

Furthermore, the loans from the stockholders, Triton Managers Limited, St. Helier, Jersey, British Channel Islands, and BGLD Managers Limited, St. Helier, Jersey, British Channel Islands, acting as personally liable partners for various limited partnerships under the law of Jersey, British Channel Islands were prematurely redeemed in September 2004 in the amount of EUR 87 million including interest. The interest rate as of the redemption date amounted to 10.0%. Liabilities to stockholders fell accordingly by EUR 81 million.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

5.3	Finding on overall information conveyed by the consolidated financial statements

The management board has exercised the accounting options in the consolidated financial statements at December 31, 2004 completely on a basis consistent with the previous year.

The annual financial statements include several examples of the use of judgment as described in Section 5.1 of this report, which are based on the necessity for estimates and forecasts. Their overall impact on the overall information conveyed by the financial statements cannot be clearly quantified because representative comparative amounts cannot be determined. The most significant instances of the use of judgment from the point of view of the overall information conveyed relate to the election of the interest rate and the probabilities of death for the calculation of the pension provisions.

The refinancing measures described in Section 5.2 of this report have resulted in the repayment of the stockholder loans at the same time as an increase in the bank financing.

In overall evaluation of the measurement bases and discretionary financial measures described above, we are satisfied that the consolidated financial statements give a true and fair view of the net assets, financial position and results of operations of the Group in conformity with International Financial Reporting Standards.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

6	Auditors’ report

We have rendered our unqualified auditors’ report as set out in Appendix 7 (original German version), which is reproduced in English in Appendix 8, as follows:

“Auditors’ report

To: Tetra Holding GmbH, Melle:

We have audited the consolidated financial statements, consisting of the consolidated balance sheet, consolidated income statement, notes to the consolidated income statement, statement of changes in equity and statement of cash flows, prepared by Tetra Holding GmbH for the business year from January 1 to December 31, 2004. The preparation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit of the consolidated financial statements in accordance with § 317 HGB [“Handelsgesetzbuch: German Commercial Code”] and the German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer (IDW), as well as in accordance with International Standards on Auditing (ISA). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the consolidated financial statements are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the internal control system relating to the accounting system and the evidence supporting the disclosures in the consolidated financial statements are examined primarily on a test basis within the framework of the audit. The audit includes assessing the financial statements of the companies included in the consolidated financial statements, the definition of the scope of the consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Tetra Holding Audit Report Consolidated Financial Statements in accordance with International Financial Standards at 12.31.04 and Group Management Report

In our opinion, the consolidated financial statements give a true and fair view of the net assets, financial position, results of operations and cash flows of the Group for the business year in accordance with International Financial Reporting Standards.

Our audit, which also extends to the group management report for the business year from January 1 to December 31, 2004, has not led to any reservations. In our opinion the group management report on the whole provides a suitable understanding of the Group’s position and suitably presents the risks of future development.”

Bremen

March 24, 2005

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

/s/ Rega	/s/ Frahm
Rega	Frahm
Wirtschaftsprüfer	Wirtschaftsprüferin

Appendices

Tetra Holding GmbH, Melle

Consolidated balance sheet at December 31, 2004

Assets

		31.12.2004		31.12.2003
	Notes	TEUR	TEUR	TEUR	TEUR
A. Non-current assets
I. Intangible assets	(8)	146,825		154,997
II. Property, plant and equipment	(9)	24,778		26,826

			171,603		181,823
B. Current assets
I. Inventories	(10)	19,719		20,674
II. Trade and other receivables	(11)	24,582		26,030
III. Cash and cash equivalents	(12)	6,838		8,010

			51,139		54,714
C. Deferred tax assets	(13)		9,223		9,648
D. Prepayments	(14)		5,225		4,671

			237,190		250,856

Equity and liabilities

		31.12.2004			31.12.2003
	Notes	TEUR		TEUR	TEUR		TEUR
A. Equity	(15)
I. Subscribed capital			25			25
II. Capital reserve			15,793			15,793
III. Net accumulated losses		-	4,877		-	6,565
IV. Accumulated other equity		-	4,508		-	3,976

				6,433			5,277

B. Provisions
I. Pension provisions	(16)		1,752			1,790
II. Other provisions	(17)		8,902			9,356

				10,654			11,146

C. Liabilities
I. Bank loans and overdrafts	(18)		196,508			134,056
II. Trade payables	(19)		8,179			7,061
III. Payables to shareholder	(20)		0			81,069
IV. Other liabilities	(21)		5,186			4,444

				209,873			226,630
D. Deferred tax liabilities	(13)			10,218			7,793
E. Deferred income				12			10

				237,190			250,856

Appendix 1

Tetra Holding GmbH, Melle

Consolidated income statement

for the year ended December 31, 2004

	Notes	2004		2003
		TEUR		TEUR
1. Revenues	(1)		186,443		185,768
2. Cost of Sales	(2)		81,169		87,766

3. Gross profit			105,274		98,002
4. Sales and administrative costs	(2)	-	71,587	-	67,925
5. Research and development costs	(3)	-	3,474	-	4,003
6. Other operating income and expenses	(4)		6,733		234
7. Amortization of goodwill	(5)	-	7,799	-	7,895

8. Profit before financial result			29,147		18,413
9. Financial result	(6)	-	20,560	-	18,960

10. Profit/loss from ordinary activities			8,587	-	547
11. Current income taxes	(13)	-	4,335	-	3,625
12. Deferred income taxes	(13)	-	2,564	+	399

13. Net profit/loss for the year			1,688	-	3,773

Appendix 2

Tetra Holding GmbH, Melle

Consolidated statement of cash flows for the year ended December 31, 2004

	2004			2003
	TEUR			TEUR
Net profit (prior year net loss) before taxation		8,587		-	547
Depreciation and amortization of other non-current assets		11,732			13,125
Loss on disposal of other non-current assets		126			0
Other non-cash income and expense items (including foreign exchange effects)	-	4,150			3,581
Interest expenses		20,637			9,659
Changes in provisions	-	147			2,298
Transfer of escrow account		0			9,250
Change in inventories		955			4,525
Change in trade and other receivables		2,837		-	1,328
Change in trade and other liabilities		1,657			1,042
Income taxes paid	-	4,640		-	3,400

Cash inflow from operating activities		37,594			38,205

Investments in intangible assets	-	1,448		-	2,379
Investments in property, plant and equipment	-	2,582		-	2,405
Proceeds from the disposal of property, plant and equipment		18			0
Aquisition of subsidiaries and other business units		0		-	2,267

Cash outflow from investing activities	-	4,012		-	7,051

Proceeds from bank loans		213,400			0
Repayment of bank loans	-	146,698		-	22,151
Repayment of loan from shareholders	-	73,434			0
Change in short-term loans	-	2,263			0
Interest paid	-	25,614		-	8,991

Cash outflow/inflow from financing activities	-	34,609		-	31,142

Effect of exchange rate	-	145		-	1,768

Changes in cash and cash equivalents	-	1,172		-	1,756

Cash and cash equivalents as at January 1		8,010	*		9,861
Cash and cash equivalents as at December 31		6,838			8,105

(*	TEUR 95 was reclassified to other receivables)

Appendix 3

Tetra Holding GmbH, Melle

Consolidated statement of changes in equity

for the year

ended December 31, 2004

			Accumulated other equity
	Subscribed capital	Capital reserve	Foreign currency translation		Hedging		Net accumulated losses		Group equity
	TEUR	TEUR	TEUR		TEUR		TEUR		TEUR
Balance at January 1, 2003	25	15,793	-	547		0	-	2,792		12,479
Net loss for the year	0	0		0		0	-	3,773	-	3,773
Allocations/withdrawals	0	0	-	3,226	-	203		0	-	3,429

Balance at December 31, 2003	25	15,793	-	3,773	-	203	-	6,565		5,277
Net profit for the year	0	0		0		0		1,688		1,688
Allocations/withdrawals	0	0	-	1,422		890		0	-	532

Balance at December 31, 2004	25	15,793	-	5,195		687	-	4,877		6,433

Appendix 4

Tetra Holding GmbH, Melle

Notes to the consolidated financial statements at December 31, 2004

Accounting principles and policies

Tetra Holding GmbH (“Tetra Holding”) is a company domiciled in Germany. The consolidated financial statements of the Tetra Holding for the year ended December 31, 2004 comprise the Tetra Holding and its subsidiaries (together referred to as the “Tetra Group”). The consolidated financial statements were authorised for issue within the meaning of IAS 10.16 by the Board of Management on March 24, 2005.

The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below:

A. Statement of compliance

Tetra Holding has drawn up its consolidated financial statements in 2004 on a voluntary basis in accordance with International Financial Reporting Standards (IFRS) adopted by the International Account Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. All compulsory International Accounting Standards have been taken into account. The figures for the prior year were calculated according to the same principles.

The IASB has issued new or revised Standards or amendments to existing standards in 2004 and 2003, which will become mandatory from January 1, 2005 or 2006. These standards were not applied before their mandatory date in the consolidated financial statement at December 31, 2004. This also applies for new IFRICs published in 2004.

The financial statements present a picture of the net worth, financial position and earnings position of the Tetra Group which corresponds to the actual situation.

To fulfil the statutory requirements as stated in § 290 of the German Commercial Code (HGB) Tetra Holding has in addition drawn up its consolidated financial statements in 2004 in accordance with German commercial law.

Appendix 5/1

B. Basis of preparation

The Group’s functional currency is EUR. The consolidated financial statements are presented in EUR, rounded to the nearest thousand unless stated otherwise.

The consolidated financial statements are prepared on the historical cost basis except that derivative financial instruments are stated at their fair values. Recognized assets and liabilities that are hedged are stated at fair value in respect of the risk that is hedged.

The Group income statement is presented using the cost of sales format. In order to improve clarity, certain items are aggregated in the income statement and balance sheet. These items are disclosed and analyzed separately in the Notes.

The preparation of the Group financial statements in accordance with the IASB standards requires management to make certain assumptions and estimates that effect the reported amounts on assets and liabilities, revenue and expenses and contingent liabilities. The assumptions and estimates relate principally to the group-wide determination of economic useful lives, the recognition and measurement of provisions and the recoverability of future tax benefits. Actual amounts could in certain cases differ from these assumptions and estimates. Where new information becomes available, differences are reflected in the income statement.

C. Consolidated companies

The consolidated group includes, besides Tetra Holding, all German and foreign subsidiary companies. Subsidiaries are those entities, in which the Group has an interest of more than one half of the voting rights or has otherwise power to control the financial and operating policies so as to obtain benefits from its activities. The existence and effect of potential voting rights that are presently exercisable or presently convertible are considered when assessing whether the Group controls another entity.

Appendix 5/2

The following subsidiaries are included in the consolidated financial statements:

Name and registered office of subsidiaries included in the consolidated financial statements:	Subscribed capital		Holding in capital	Date of first-time consolidation
	EUR		%
Tetra HoldCo GmbH & Co KG, Melle	1,000,000		100	January 1, 2002
Tetra Management GmbH, Melle	25,000		100	January 1, 2002
Tetra GmbH, Melle	52,100		100	December 18, 2002
Zoomedica Frickhinger GmbH, Melle	52,000		100	December 18, 2002
Tetra Italia S.r.l., Milan/Italy	50,000		100	December 18, 2002
Blorell Gesellschaft mit beschränkter Haftung, Melle	500,000		100	December 18,2002
Tetra International Holding GmbH, Melle	25,000		100	November 11, 2002
Tetra (UK) Limited, London/Great Britain	101	*	100	December 18, 2002
Tetra Holding (US) Inc., Wilmington/USA	10	**	100	December 18, 2002
Tetra (France) SAS, Paris/France	37,000		100	December 18, 2002
Tetra Japan K.K., Tokyo/Japan	310,000,000	***	100	December 20, 2002
Willinger Bros. Inc. Dover/USA	12,500,000	**	100	December 18, 2002
Tetra Aquatic Asia Pacific PTE Ltd., Singapore	200,000	****	100	September 30, 2003

*	British Pound

**	US-Dollar

***	Japanese Yen

****	Singapore-Dollar

The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date that control ceases.

No changes occurred in 2004 compared to prior year.

D. Consolidation principles

The equity of subsidiaries is consolidated using the purchase method of accounting, whereby investments in subsidiaries are set off against the Group’s share of the equity of consolidated subsidiaries at the date of acquisition. The cost of an acquisition is measured as the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition plus costs directly attributable to the acquisition. The excess of the cost of acquisition over the fair value of the net assets (in accordance to IFRS 3) of the subsidiary acquired is recognized as goodwill, after taking account of any undisclosed reserves or liabilities in respect of individual assets, and is until December 31, 2004 amortized (in accordance with IAS 22) over its future estimated useful life of 20 years. Commencing January 1, 2005, goodwill will be subject to a regular review on impairment instead of amortization over its future estimated useful life.

Appendix 5/3

Negative goodwill arising on an acquisition represents the excess of the fair value of the net identifiable assets acquired over the cost of acquisition. To the extent that negative goodwill relates to an expectation of future losses and expenses that are identified in the plan of acquisition and can be measured reliably, but which have not yet been recognized, it is recognized in the income statement when the future losses and expenses are recognized. Any remaining negative goodwill exceeding the fair values of the non-monetary assets acquired is recognized in the income statement over the weighted average useful life of those assets that are depreciable or amortizable. Negative goodwill in excess of the fair values of the non-monetary assets acquired is recognized immediately in the income statement. According to IFRS 3, commencing January 1, 2005, negative goodwill of new acquisitions will be recognized immediately in the income statement, while existing negative goodwills will be derecognized by a corresponding adjustment to the opening balance of retained earnings.

Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated; unrealised losses are also eliminated unless cost cannot be recovered.

E. Foreign currency translation

The financial statements of consolidated companies prepared in a foreign currency are translated using the “functional currency” concept (IAS 21) and the foreign entity method. Since the foreign subsidiaries operate their business autonomously from a financial, economical and organizational point of view, the functional currency of these companies is identical to the local currency. Income and expenses of foreign subsidiaries are therefore translated in the consolidated financial statements at the average rate for the year and assets and liabilities are translated at the closing rate. Shareholder’s equity is translated at historical rates.

Exchange differences arising from the translation of shareholders’ equity are offset directly against accumulated other equity. Exchange differences arising from the use of different exchange rates to translate the income statement are also offset directly against accumulated other equity.

Foreign currency receivables and payables on the single entity accounts of Tetra Holding and subsidiaries are recorded at cost. Exchange gains and losses computed at the balance sheet date are recognized as income or expense.

Appendix 5/4

The exchange rates of the significant currencies have moved against the EUR as follows:

Currency	Closing Rate		Average Rate
	31.12.2004	31.12 .2003	2004	2003
US Dollar	1.36	1.26	1.24	1.12
British Pound	0.71	0.70	0.68	0.69
Japanese Yen	139.65	135.05	133.67	130.28

F. Accounting principles

Purchased and self-generated intangible assets are recognized as assets in accordance with IAS 38, where it is probable that the use of the asset will generate future economic benefits and where the costs of the asset can be determined reliably. Such assets are measured at purchase or production cost. Subsequent expenditure on capitalized intangible assets is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed as incurred.

Amortization is charged to the income statement on a straight-line basis over the estimated useful lives of intangible assets. Goodwill is amortized from the date of initial recognition; other intangible assets are amortized from the date they are available for use. The estimated useful lives are as follows:

Patents and Trademarks	3-20 years
Goodwill	20 years
Capitalized development costs	3-5 years

Research costs are recognized as an expense as incurred. Development costs for new or substantially improved products and processes are capitalized to the extent that cost can be allocated reliably and the product or process is technically and commercially feasible and the Group has sufficient resources to complete development. The capitalized development cost includes the cost of materials, direct labor and an appropriate proportion of overheads. Other development costs are recognized in the income statement as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period. Capitalized development costs are amortized on a systematic basis following the commencement of production over the estimated product life.

Appendix 5/5

All items of property, plant and equipment except of land are considered to have finite useful lives. They are stated at acquisition or manufacturing cost less accumulated depreciation based on the estimated useful life of the assets. The cost of self-constructed assets includes the cost of materials, direct labor and an appropriate proportion of production overheads. Financing costs are not included in acquisition or manufacturing cost.

Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment. Expenditure on low value non-current assets is written off in full in the year of acquisition. Subsequent expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure, is capitalized. Other subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure is recognized in the income statement as an expense as incurred.

Depreciation on property, plant and equipment reflects the pattern of their usage and is generally calculated using the straight-line method. The following useful lives are applied throughout the Group:

Buildings	33 years
Plant and Machinery	5 - 20 years
Equipment	3 - 13 years
Major components	3 - 5 years

Land is not depreciated.

The recoverability of the carrying amount of intangible assets (including capitalized development costs and goodwill) and property, plant and equipment is tested regularly for impairment. An impairment loss is recognized when the recoverable amount of an asset (defined as the higher of the asset’s net selling price and its value in use) is lower than the carrying amount. For the purposes of assessing impairment, assets are grouped at the lowest level for which there are separately identifiable cash flows. If the reason for a previously recognized impairment loss no longer exists, the impairment loss is reversed up to the level of its rolled-forward depreciated or amortized cost. No impairment losses were recognized in 2004 and 2003.

Appendix 5/6

Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property or the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset or the lease term.

Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Inventories of raw materials, supplies as well as goods for resale are valued at the lower of purchase cost and net realizable value. The cost of purchased inventories is determined using FIFO. Self-produced finished goods and work in process represent the lower of production cost and net realizable value.

Production cost comprises raw materials, direct labour, other direct cost and related production overheads, which include production related depreciation and an appropriate proportion of administrative and social cost. Financing costs are not included in purchase or production cost.

Inventory write downs are made to cover risks arising from slow-moving items, damaged inventories or obsolescence. Lower values are applied at the balance sheet date to reflect the net realizable value where appropriate. Net realizable value is the estimated selling price in the ordinary course of business, less the costs of completion and marketing and selling costs.

Trade receivables and other receivables are stated at their nominal value or at cost, less appropriate allowances for identifiable risks, A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables.

The item “Cash and cash equivalents” includes cash, cash in bank as well as short term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value e.g. bank accounts.

Cash and cash equivalents are carried in the balance sheet at cost.

Appendix 5/7

Derivative financial instruments are used within the Tetra Group for hedging purposes in order to reduce their foreign exchange rate risk from operating activities. Furthermore the group hedges its exposure to interest rate risks arising from financing activities. In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes.

Derivative financial instruments are initially recognized at cost including transaction costs at the trade date. Subsequent to initial recognition, derivative financial instruments are stated at fair value. Recognition of any resultant gain or loss depends on the nature of the item being hedged.

The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counter parties. The fair value of forward exchange contracts represents their quoted market price at the balance sheet date, being the present value of the quoted forward price.

Where a derivative financial instrument is designated as a hedge of the variability in cash flows of a recognized liability, a firm commitment or a highly probable forecasted transaction, the effective part of any gain or loss in the derivative financial instrument is recognized directly in equity. When the firm commitment or forecasted transaction results in the recognition of an asset or liability, the cumulative gain or loss is removed from equity and included in the initial measurement of the asset or liability. If a derivative is used to manage a net exposure to interest rate risk or foreign rate risk and the derivative is designated as a cash flow hedge the effect of rate changes that are designated as being hedged is recognized in net profit or loss in which the forecasted transaction occur. The ineffective portion of a hedge is recognized immediately in the income statement as a gain or loss.

When a hedging instrument or hedge relationship is terminated but the hedged transaction still is expected to occur, the cumulative gain or loss at that point remains in equity and is recognized in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer probable, the cumulative unrealized gain or loss is removed from equity and recognized in the income statement.

Deferred tax assets and liabilities are recognized on all temporary differences between the tax and accounting bases of assets and liabilities and on consolidation procedures affecting net income.

Appendix 5/8

Deferred tax assets also include claims to future tax reductions which arise from the expected usage of tax losses available for carry forward, where this usage is probable. Deferred taxes are computed using enacted tax rates, which are expected to apply in the relevant national jurisdictions when the amounts are recovered.

Provisions for pensions and similar obligations are recognized using the projected unit credit method in accordance with IAS 19. Under this method, not only obligations relating to known vested benefits at the reporting date are recognized, but also the effect of future increases in pensions and salaries. This involves taking into account various input factors which are evaluated in a prudent basis.

Group companies have various pension schemes in accordance with the local conditions and practices in the countries in which they operate. The schemes are generally funded or partly funded through payments to insurance companies or trustee-administered funds as determined by periodic actuarial calculations. A defined benefit plan is a pension plan that defines an amount of pension benefit to be provided, usually as a function of one or more factors such as age, years of service of compensation. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity (a fund) and will have no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees benefits relating to employee service in the current and prior periods.

The liability in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date minus the fair value of plan assets, together with adjustments for actuarial gains / losses and past service cost. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by the estimated future cash outflows using interest rates of high quality corporate bonds with terms to maturity approximating the terms of the related liability.

Actuarial gains and losses are only recognized as income or expenses when their net cumulative amount exceeds 10 % of the obligations. In this case, the portion exceeding 10 % of the obligation is recognized over the average remaining working lives of the employees. All elements of the pension provision, including the interest component, are allocated to the functional positions of the income statement.

For defined contribution plans, the company pays contributions to pension insurance plans. Once the contributions have been paid, the company has no further payment obligations. The regular contributions constitute net periodic costs for the year in which they are due and as such are included in staff costs.

Appendix 5/9

A liability for employee benefits in the form of bonus plans is recognized in other provisions when there is no realistic alternative but to settle the liability and at least one of the following conditions is met:

•	there is a formal plan and the amounts to be paid are determined before the time of issuing the financial statements; or

•	past practice has created a valid expectation by employees that they will receive a bonus and the amount can be determined before the time of issuing the financial statements.

Liabilities for bonus plans are expected to be settled within 12 months and are measured at the amounts expected to be paid when they are settled.

Some Group companies provide jubilee benefits. The expected costs of these benefits are accrued when the employee starts to work for Tetra Group and are discounted to present value. These obligations are valued annually by independent qualified actuaries.

Other provisions are recognized when the Group has a present legal or constructive obligation to a third party as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. The Group recognizes a provision for onerous contracts when the expected benefits to be derived from a contract are less than the unavoidable cost of meeting the obligations under the contract.

The measurement of other provisions – in particular in the case of warranty obligations and pending losses on onerous contracts – takes account of all cost components which are included in the inventory valuation. Non-current provisions with a remaining period of more than one year are discounted to the present value of the expenditures expected to settle the obligation at the balance sheet date.

Liabilities are stated at their nominal value of repayment amount. Liabilities from finance leases are stated at the present value of the future lease payments and disclosed under liabilities.

Revenue from the sale of goods is recognized in the income statement when the significant risks and rewards of ownership have been transferred to the customer, the sales price is agreed or determinable and receipt of payment can be assumed.

Revenues comprise the invoiced value for the sale of goods net of value-added tax, rebates and discounts.

Appendix 5/10

Cost of sales comprises the cost of manufacturing products which have been sold and the acquisition cost of purchased merchandise. It includes directly attributable material and production cost and all indirect production overheads. These include depreciation of property, plant and equipment and amortization of intangible assets relating to production and write-downs on inventories.

G. Financial Risk Management

As an enterprise with worldwide operations, the Group’s activities are exposed to a variety of financial risks including the effects of changes in foreign exchange rates as well as interest rates. Tetra’s overall risk management focuses on the unpredictability on financial markets and seeks to minimize potential adverse effects on the financial performance of the company. The main target is to secure the current status quo not to generate future gains by trading activities. Tetra uses derivate financial instruments like foreign exchange contracts and interest rate swaps to hedge certain exposures.

Risk management is carried out by a central treasury department in Germany under policies approved by the management board. The treasury department identifies, evaluates and hedges financial risks in close co-operation with the operating units. The board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and investing excess liquidity.

A rolling forecast method on a weekly base to estimate future cash-developments by affiliates has been installed, to generate an early warning system.

Foreign exchange risk

The Group incurs foreign currency risk on sales and purchases that are denominated in a currency other than EUR. The currencies giving rise to this risk are primarily Pounds Sterling, US Dollars and Japanese Yen.

The Group hedges up to 75 percent of all receivables denominated in a foreign currency, based on estimated foreign currency exposure in respect of forecasted sales and purchases over the following months. At any point in time the Group also hedges 75 per cent out of its estimated foreign currency exposure in respect of forecasted. The Group uses forward exchange contracts as well as options to hedge its foreign currency risk.

Appendix 5/11

Tetra does not hedge any foreign currency exposure of its commitments to purchase certain production material sourced in the USA or Far East. These are denominated mainly in USD. Based on the current volume, this is not considered to be significant.

lnterest rate risk

Based on loan agreement, the Group ensures that 60 percent of its exposure to changes in interest rates on bank loans is on a fixed rate basis. Interest rate swaps, denominated in EUR for EUR loans as well as USD for USD loans, were created in February 2003 for the first time and mature over the next three years following the maturity of the related loans and have swap rates of 2.795% Euribor-basis and 2.3575% US-Libor.

Credit risk

Financial assets are recognized in the balance sheet net of write-downs for the risk that counter-parties are unable to fulfil their contractual obligations. In the case of all performance relationships which underlie non-derivative financial instruments, collateral is required, information on the credit-standing of the counter-party obtained or historical data based on the existing business relationship (i.e. payment patterns to date) reviewed in order to minimise the credit risk. Write downs are recorded as soon as credit risks are identified on individual financial assets.

Liquidity risk

Acting in international markets with different currencies and subsidiaries in Europe, America and Asia demands ongoing information regarding the current liquidity. Tetra installed a weekly updated information system by subsidiary including expected payments and receipts for the near future.

Appendix 5/12

H. Notes to the Income Statement

(1) Revenues

Revenues are only arising from sale of goods.

An analysis of revenues by business segments is shown below:

TEUR	2004	2003
Aquarium
Tropical and cold water fish food	71,069	71,529
Technical equipment	51,991	52,278
Aquarium care	24,272	22,163

Pond
Pond food	16,140	15,970
Pond equipment	6,838	7,018
Pond care	5,721	5,982

Reptile
Reptile food	8,860	9,084
Reptile care	414	385
Reptile equipment	22	27

Other	1,116	1,332

Total	186,443	185,768

(2) Cost of Sales / Sales and administrative costs

Based on the asset deal in conjunction with the acquisition of the Tetra business with effect from December 17, 2002, the major part of the inventories at the balance sheet date December 31, 2002, was originally acquired from Pfizer including total mark-ups of EUR 5.9 million on the former manufacturing costs. As a consequence of higher acquisition costs for these inventories, Tetra Group’s cost of sales in 2003 was therefore approximately EUR 5 million (excluding deferred taxes) higher than it would have been without such effects from the transaction.

Appendix 5/13

Sales costs amount to TEUR 53,115 (prior year TEUR 53,733) and comprise mainly marketing, advertising, distribution and sales force. Administrative costs amounts to TEUR 18,472 (prior year TEUR 14,192). These comprise those administration expenses which are not attributable to production or selling functions.

(3) Research and development costs

Research and development costs of TEUR 3,474 (prior year TEUR 4,003) comprise all research and development costs not recognized as assets.

(4) Other operating income and expenses

Other operating income and expenses comprises the following items:

TEUR	2004	2003
Amortization negative goodwill	275	144
Exchange gains	6,820	1,247
Income from the release of provisions	566	1,012
Sundry operating income	1,036	1,650
Other operating income	8,697	4,053
Exchange losses	1,554	2,832
Sundry operating expenses	410	987
Other operating expenses	1,964	3,819

Other operating income and expenses	6,733	234

The exchange gains of 2004 with an amount of TEUR 6,820 include TEUR 6,342 revaluation effect of the JPY and USD loans in Germany.

(5) Amortization of goodwill

Amortization of goodwill arising from the consolidation of subsidiaries amounts to TEUR 6,150 (prior year TEUR 6,150) and amortization of goodwill resulting from goodwill included in the single accounts of the consolidated companies amounts to TEUR 1,649 (prior year TEUR 1,745).

Appendix 5/14

(6) Financial result

TEUR	2004	2003
Interest income	155	162
Interest expense	20,715	19,122

Financial result	-20,560	-18,960

Interest income results mainly from short term cash deposits.

Interest expense relates to the financing of the purchase price for the acquisition of the Tetra business.

(7) Other disclosures to the income statement

Personnel costs

TEUR	2004	2003
Wages and salaries	35,698	34,284
Social security contribution / social assistance	7,357	7,496
Pension costs	2,001	1,852

Personnel costs	45,056	43,632

Material costs

TEUR	2004	2003
Raw material, supplies and purchased goods for resale	49,817	48,658
Purchased services	7,005	6,806

Material costs	56,822	55,464

Appendix 5/15

The average number of employees (without apprentices) during the year was:

	2004	2003
Salaried personnel	482	460
Wage earners	285	277

Number of personnel	767	737

The number of personnel (part-time employees counted as full-time employees) increased partly due to some final carve out headcount additions.

Appendix 5/16

I. Notes to the Balance Sheet

(8) lntangible assets

TEUR	Acquisition and manufacturing costs
	01.01.2004		Translation differences		Additions		Reclassifications	31.12.2004
Goodwill		155,454	-	1,449		0	0		154,005
Negative goodwill	-	1,740		0		0	0	-	1,740
Patents/trademarks and others		32,580	-	773		1,235	73		33,115
Development costs		288		0		212	0		500

Intangible assets		186,582	-	2,222		1,447	73		185,880

TEUR	Amortization
	01.01.2004		Translation differences		Additions		Reclassifications	31.12.2004
Goodwill		8,041	-	173		7,799	0		15,667
Negative goodwill	-	396		0	-	275	0	-	671
Patents/trademarks and others		23,916	-	249		303	3		23,973
Development costs		24		0		62	0		86

Intangible assets		31,585	-	422		7,889	3		39,055

TEUR	Net book values
	01.01.2004		31.12.2004
Goodwill		147,413		138,338
Negative goodwill	-	1,344	-	1,069
Patents/trademarks and others		8,664		9,142
Development costs		264		414

Intangible assets		154,997		146,825

The additions regarding patents/trademarks and others includes mainly the costs for a major SAP-upgrade/APO implementation.

The negative goodwill arises from the acquisition of the Tetra-Business in the United States of America from Pfizer Inc., New York/USA, in 2002.

The negative goodwill is being amortized by the straight-line method over the weighted average useful life of those assets that are depreciable or amortizable, which has been estimated to be 5.9 years. Income from amortization is included in other operating income.

The amortization of the intangible assets, excluding goodwill, is included in the cost of sales and in the sales and administrative costs.

Appendix 5/17

The purchase commitment for intangible assets at year end amounts to TEUR 23 (prior year TEUR 0).

All intellectual property is the subject of a pledge to provide collateral for loans. Please refer to note 23 for further details.

(9) Property, Plant and Equipment

	Acquisition and manufacturing costs
TEUR	01.01.2004	Translation differences		Additions	Reclassifications		Disposals	31.12.2004
Land, titles to land, buildings, including buildings on third party land	14,917	-	373	260		15	31	14,788
Plant and machinery	31,349	-	324	725		656	860	31,546
Other facilities, factory and office equipment	11,043	-	77	888	-	23	731	11,100
Advance payments and construction in progress	658	-	13	709	-	721	0	633

Property, plant and equipment	57,967	-	787	2,582	-	73	1,622	58,067

TEUR	Depreciation
	01.01.2004	Translation differences		Additions	Reclassifications		Disposals	31.12.2004
Land, titles to land, buildings, including buildings on third party land	3,886	-	20	540		0	31	4,375
Plant and machinery	19,058	-	126	2,263		0	674	20,521
Other facilities, factory and office equipment	8,198	-	50	1,040	-	3	792	8,393
Advance payments and construction in progress	0		0	0		0	0	0

Property, plant and equipment	31,142	-	196	3,843	-	3	1,497	33,289

Appendix 5/18

TEUR	Net book values
	01.01.2004	31.12.2004
Land, titles to land, buildings, including buildings on third party land	11,031	10,413
Plant and machinery	12,291	11,025
Other facilities, factory and office equipment	2,846	2,707
Advance payments and construction in progress	658	633

Property, plant and equipment	26,826	24,778

The purchase commitment for property, plant and equipment at year end amounts to TEUR 511 (prior year TEUR 70).

Regarding pledges of transfer by way of security we refer to note 23.

(10) lnventories

TEUR	31.12.2004	31.12.2003
Raw materials and supplies	4.881	4.792
Work in progress	1.564	1.775
Finished goods	11.362	12.224
Goods for resale	1.912	1.883

Inventories	19.719	20.674

There have been neither significant write-downs to net realizable value nor other significant write-downs or reversal of write-downs during 2004.

During 2004 we installed a working capital taskforce to reduce the inventories by the synchronisation of the stocks within the group and harmonization of the production and delivery process.

We have changed the definition of finished goods and goods for resale. As a consequence, we have restated the prior year finished goods by EUR 1.5 Mio. and have decreased the goods for resale accordingly.

Appendix 5/19

Please refer to note 23 with regard to pledges of transfer by way of security.

(11) Trade and other receivables

Trade and other receivables comprise the following:

TEUR	31.12.2004	31.12.2003
Trade Receivables
- thereof with a maturity of more than one year TEUR 0 (prior year TEUR 0)	20,554	20,361
Non-trade receivables
- thereof with a maturity of more than one year TEUR 11 (prior year TEUR 15)	4,028	5,669
Trade and other receivables	24,582	26,030

Non-trade receivables comprise among other items the fair values of derivative financial instruments amounting to TEUR 1,631 (prior year TEUR 2,926) and the funded status according to pensions (IAS 19) of TEUR 166 (prior year TEUR 220).

(12) Cash and cash equivalents

TEUR	31.12.2004	31.12.2003
Cash	6,838	8,010

Cash and cash equivalents	6,838	8,010

Prior year presentation of a time deposit of TEUR 95 relating to the office rent of Tetra France has been reclassified to non-trade receivables.

Appendix 5/20

(13) Deferred tax assets and deferred tax liabilities

Deferred taxes are computed using tax rates based on laws already enacted in the various tax jurisdictions. Following the German corporate tax law, the corporate tax rate is 25.0%, irrespective of whether profits are retained or distributed. After taking into account the municipal trade tax and the solidarity charge, the overall tax rate for Tetra companies in Germany is 37.5% (prior year 37.5%). The tax rates for companies outside Germany range from 20.0% to 42.0% (prior year: 33.0% to 42.0%).

Deferred tax assets resulting from consolidations arise from the elimination of gains on transactions between group companies. In 2004, transactions gains of TEUR 3,405 (prior year TEUR 5,099) were eliminated and deferred tax income on the eliminated gain of TEUR 1,314 (prior year TEUR 1,974) have been recognized as a part of the consolidation process.

Equity is decreased at the balance sheet date by deferred tax assets of TEUR 199 (TEUR 122) and deferred tax liabilities of TEUR 612 (TEUR 0) recognized directly in equity. This was the result of market value changes of derivative financial instruments.

Deferred tax assets and liabilities at December 31, 2003 and 2004 were attributable to the following positions:

	Deferred tax assets		Deferred tax liabilities
TEUR	2004	2003	2004	2003
Intangible assets and property, plant and equipment	4,702	5,523	6,931	6,529
Current assets	513	316	755	1,244
Tax loss carry forwards	834	519	0	0
Provisions	1,320	903	87	20
Liabilities	540	413	2,445	0
Consolidations	1,314	1,974	0	0

	9,223	9,648	10,218	7,793

The deferred tax liabilities of 2004 with an amount of TEUR 2,445 for liabilities are mainly influenced by the unrealized gains of JPY and USD loans in Germany (TEUR 2,376). Please refer to note 4.

The actual tax expense for the financial year 2004 of TEUR 6,899 (prior year TEUR 3,226) is TEUR 3,681 higher (prior year TEUR 3,431 higher) than the expected tax expense of TEUR 3,218 (prior year TEUR -205) which would theoretically arise if the tax rate of 37.47% (prior year 37.47%), applicable for all German companies, was applied across the Group.

Appendix 5/21

The difference between the expected and actual tax expense is attributable to the following:

TEUR	2004		2003
Result before tax		8,587	-	547
Expected tax expense (prior year: tax income) (tax rate 37.47%, prior year 37.47%)		3,218	-	205
Additional tax proceeds due to tax-free income	-	2		0
Additional tax expense due to non tax-deductible expenditure		1,444		1,329
Additional tax expense due to expenses from non-deductible goodwill amortization		2,671		2,395
Additional tax proceeds (prior year: tax expense) due to different tax rates in other countries	-	76		119
Additional tax expense due to not taking into account tax loss carry forwards		56		28
Additional tax expense due to value adjustments deferred taxes previous year		69		0
Prior-period current tax expense		58	-	497
Tax effect related to supplementary balance sheet	-	849	-	951
Tax expense due to change of tax rate		16		0
Other tax effects		294		1,008

Actual tax expense		6,899		3,226

(14) Prepayments

Prepayments relate to TEUR 3,831 (prior year TEUR 3,519) to the prepayments of interest and TEUR 1,394 (prior year TEUR 1,152) to rents, insurance premiums and other advance payments.

(15) Equity

The capital reserve comprises additional paid-in capital from the stockholders.

Net accumulated losses are disclosed in accordance with the disclosure requirements of German commercial law. They comprise the post-acquisition and non-distributed earnings/losses of consolidated group companies.

Appendix 5/22

Accumulated other equity consists of all amounts recognized directly in equity resulting from the translation of the financial statements of foreign subsidiaries and the effects (net of deferred tax) of recognizing changes in the fair value of financial instruments directly in equity. Accumulated other equity includes deferred tax assets of TEUR 199 (prior year TEUR 122) and deferred tax liabilities of TEUR 612 (prior year TEUR 0) which have been recognized directly in equity.

Reference is made to the consolidated statements of changes in equity for the years ended December 31, 2003 and 2004.

(16) Pension provisions

Pension provisions are recognized as a result of commitments to pay future vested pension benefits and current pensions to present and former employees of the Tetra Group and their dependants. Defined benefit pension obligations are computed on an actuarial basis. The computation requires the use of estimates. The main assumptions, in addition to life expectancy, depend on the economic situation in each particular country. The following principal actuarial assumptions were used:

	Germany		USA		Italy
TEUR	2004	2003	2004	2003	2004	2003
Discount rate	5,25%	5,50%	6,00%	6,25%	3,80%	4,20%
Expected return on plan assets	5,25%	5,25%	9,00%	8,00%	2,00%	2,00%
Salary level trend	2,25%	2,50%	3,00%	4,00%	1,50%	1,50%
Cost of living adjustment	1,50%	1,75%	—	—	2,00%	2,00%
Medical trend before 65 years	—	—	14,00%	10,00%	—	—
Medical trend after 65 years	—	—	13,00%	10,00%	—	—
Average remaining service in years	16/17	16	—	—	22	22

In case of funded plans, the defined benefit obligation is reduced by the plan assets. Where plan assets exceed the pension obligations, the surplus amount is recognized in accordance with IAS 19 as an asset under non-trade receivables. Where the plan assets do not cover the pension obligations, the net liability is disclosed under the pension provisions.

Appendix 5/23

There is no Company supported pension plan for employees in Italy. Under Italian law there is, however, an obligation to make an additional payment to employees when they leave. The amount paid out is based on earnings and length of service with the Company. As this is a long term liability, the balance sheet reflects the fair value of the fund in line with IAS 19 principles.

Actuarial gains or losses may result from increases or decreases in either the present value of the defined obligation or in the fair value of the plan assets. Causes of actuarial gains or losses include the effect of changes in the measurement parameters, changes in estimates caused by the actual development of risks impacting on pension obligations and differences between the actual and expected return on plan assets.

Remark regarding Germany:

In 2005 new official mortality rates will be released from the insurance carriers, taking into consideration the higher expectancy of life for human beings at all. In anticipation of this mandatory statistic review, the actual mortality rate as per 1998 was already decreased to 80% to reflect the higher expectancy of life.

In 2004, Tetra Management has taken the decision to close the support fund for existing colleagues as per December 31, 2004 and to exclude new hires as per January 1, 2005, and later. This will have a mid term impact on the company contribution when new hires will not be entitled for a company pension based on defined benefits principle financed by the company.

The amounts recognized in the balance sheet are determined as follows:

TEUR	31.12.2004	31.12.2003
Defined Benefit Obligation (DBO)	19,745	17,081
Plan assets at fair value	17,272	15,428

Unfunded status	2,473	1,653

Unrecognized net loss	902	168
Unrecognized prior service cost	0	0
Unrecognized net transition obligation	0	0

Defined Benefit Liability (DBL)	1,571	1,485

Further pension provisions from outstanding contributions to defined contribution plans and other pension obligations amount to TEUR 181 (prior year TEUR 305).

Appendix 5/24

The defined benefit plans of the Tetra Group gave rise to a total pension expense in the financial year 2004 of TEUR 1,560 (prior year TEUR 1,596), comprising the following components:

TEUR	2004		2003
Current service cost		1,565		1,582
Interest cost		945		836
Expected return on plan assets	-	941	-	811
Amortization of (gains) / losses	-	9	-	11
Return on assets		0		0

Total pension expense		1,560		1,596

The changes in the net obligation, resulting from the pension provision and pension assets disclosed in the balance sheet, are as follows:

TEUR	31.12.2004		31.12.2003
At beginning of year		1,485		600
Exchange differences	-	99		0
Net periodic pension expense		1,560		1,596
Contributions paid	-	1,303	-	688
Benefit payment by company	-	72	-	23
Actuarial (gain) / loss		0		0

Defined Benefit Liability (DBL)		1,571		1,485

Appendix 5/25

(17) Other provisions

Other provisions comprise the following and changed during the year as follows:

TEUR	01.01.2004	Additions	Released	Used	Translation differences	31.12.2004
Taxes	1,557	1,047	0	1,392	26	1,186
Obligations for personnel and social expenses	2,587	2,087	139	1,500	14	3,021
Obligations for ongoing operational expenses	4,472	2,951	1,062	3,055	38	3,268
Other obligations	740	1,120	109	316	8	1,427

Other provisions	9,356	7,205	1,310	6,263	86	8,902

Provisions for obligations for personnel and social expenses comprise mainly profit-share schemes and bonuses, part-time working arrangements for older employees, employee long-service awards, vacation entitlements and flexible working-time credits.

Provisions for obligations for on-going operational expenses comprise mainly warranty obligations, sales bonuses and outstanding supplier balances.

Provisions for other obligations cover numerous specific risks and uncertain obligations. They comprise mainly risks from legal disputes.

The expected timing of any resulting outflows of economic benefits is for the obligations for on-going operational expenses and other obligations less than one year.

Appendix 5/26

(18) Bank loans and overdrafts

	Total amount 31.12.2004	Due within 1 year	Due between 1 and 5 years	Due later than 5 years	Pledged amounts
	TEUR	TEUR	TEUR	TEUR	TEUR
Bank loans and overdrafts	196,508	9,529	19,180	167,799	196,508
(prior year)	(134,056)	(11,336)	(47,096)	(75,624)	(134,056)

In the course of the refinancing of the group effective September 10, 2004 the loan agreements with Royal Bank of Scotland plc, Frankfurt Branch, have been repaid. The total repayment included accrued interests. Tetra Group entered into new loan agreements.

The Mezzanine Loan of TEUR 45,000 granted by RBS runs until June 20, 2014. It bears interest at Euribor plus 11.25%, of which 6.25% is capitalized. Costs are also refundable to RBS for the maintenance of a minimum reserve.

Furthermore, a Senior Facilities Agreement for TEUR 74,900, TUSD 96,775 and YEN 4,657 million was agreed on the same date. The amount is split between Term A of TEUR 11,400, TUSD 44,100 and YEN 4,657 million, Term B of TEUR 21,500 and TUSD 26,337.5 and Term C also of TEUR 21,500 and TUSD 26,337.5. It bears interest at Euribor plus a margin depending on the term (A: 2.25%, B: 2.75%, C: 3.25%). Repayment for Term A is at almost the same annual redemptions and a final redemption as of June 20, 2011 of 30.46%, and Terms B and C will be redeemed 100% at the end of the term (B: June 20, 2012; C: June 20, 2013). A Working Capital Facility of TEUR 12,500 and a Capex Facility of TEUR 8,000 were granted within the framework of the Senior Facilities Agreement. The Working Capital Facility is granted under the same conditions as Term A. Amounts of TEUR 1,500 and YEN 100 million have been drawn on this Working Capital Facility at the end of December 2004. The purpose of the Capex Facility is to finance the new production building in Melle (transfer from Offelten). This Capex Facility runs until June 20, 2011, and has not yet been used.

Term A, Term B and Term C have been utilized in full.

In addition, repayments of 66% of the annual excess cash flow have to be made in respect of the Senior Facilities Agreement, with the exception of the Working Capital Facility and the Capex Facility. Once these tranches have been redeemed, the Mezzanine Loan must be redeemed with 66% of the annual cash flow.

Please refer to note 23.

Appendix 5/27

(19) Trade payables

	Total amount 31.12.2004	Due within 1 year	Due between 1 and 5 years	Due later than 5 years	Pledged amounts
	TEUR	TEUR	TEUR	TEUR	TEUR
Trade payables	8,179	8,179	0	0	0
(prior year)	(7,061)	(7,061)	(0)	(0)	(0)

(20) Payables to shareholder

With effect of December 17, 2002 Tetra Group entered into a loan agreement with Triton Manager Limited, St. Helier/Jersey and BGLD Manager Limited, St. Helier/Jersey, relating to originally TEUR 73,434. The loan has been repaid after the refinancing of the Group effective September 10, 2004. The total repayment of TEUR 86,699 included accrued interests.

(21) Other liabilities

Other liabilities comprise the following items:

TEUR	31.12.2004	31.12.2003
Taxes payable	1,056	940
Social security	925	767
Fair values of derivative financial instruments	531	332
Sundry other liabilities	2,674	2,405

Other liabilities	5,186	4,444

Appendix 5/28

The sundry other liabilities comprise mainly liabilities to employees.

	Total amount 31.12.2004	due within 1 year	due between 1 and 5 years	due later than 5 years
	TEUR	TEUR	TEUR	TEUR
Other liabilities	5,186	5,157	0	29
(prior year)	(4,444)	(4,433)	(0)	(11)

(22) Financial Instruments

Exposure to credit, interest rate and currency risk arises in the normal course of the Group’s business. Derivative financial instruments are used to reduce exposure to fluctuations in foreign exchange rates and interest rates. While these are subject to the risk of market rates changing subsequent to acquisition, such changes are generally offset by opposite effects on the items being hedged.

The fair values of the derivative financial instruments as of December 31, 2004 are as follows:

TEUR	Assets	Liabilities
Interest Rate Swaps (Euribor-Basis) Cash-Flow Hedge		531
Interest Rate Swaps (Euribor-Basis) Ineffective Portion		3
Interest Rate Swaps (US-Libor-Basis) Cash-Flow Hedge	165
Forward Foreign Exchange Contracts Cash-Flow Hedge	1,466

	1,631	534

Derivative financial instruments with a character of an assets are recognized as non-trade receivables while those with a character of a liability are classified as other liabilities.

Based on the loan agreements with the financing banks the Group ensures that 60 percent of its exposure to changes in interest rates on bank loans (as of the end of July 2005) is on a fixed rate basis. lnterest rate swaps, denominated in EUR for EUR loans as well as USD for USD loans, have been created in February 2003 for the first time and mature over the next three years following the maturity of the related loans (refer following table) and have swap rates of 2,795% Euribor-basis and 2,3575% US-Libor. At December 31, 2004 the Group had interest rate swaps with a notional contract amount of TEUR 98,975 and TUSD 27,810 (equivalent to TEUR 20,417).

Appendix 5/29

By the adoption of IAS 39 the Group classifies interest rate swaps as cash flow hedges and recognizes them at fair value. The net fair value of swaps at 31 December 2004 represents a liability of TEUR 534 and an asset of TUSD 225 (equivalent to TEUR 165). Cash flow hedges have been recognized at TEUR 229 in equity (after deduction of deferred taxes).

Notional Swap Amount
Contract	Period	Notional Amount
TUSD	20.02.2003	35,290
	31.12.2003	31,960
	31.12.2004	27,810
	31.12.2005	26,540
	20.02.2006	26,540
TEUR	20.02.2003	106,515
	31.12.2003	105,110
	31.12.2004	98,975
	31.12.2005	92,108
	20.02.2006	92,294

The Group incurs foreign currency risk on sales and purchases that are denominated in a currency other than EUR. The currencies giving rise to this risk are primarily Pounds Sterling, US Dollars and Japanese Yen.

The Group hedges up to 75 percent of all receivables denominated in a foreign currency, based on estimated foreign currency exposure in respect of forecasted sales and purchases over the following months. At any point in time the Group also hedges 75 percent of its estimated foreign currency exposure in respect of forecasted sales and purchases. The Group uses forward exchange contracts to hedge its foreign currency risk. All of the forward exchange contracts have maturities of less than one year after the balance sheet date.

The net fair value of forward foreign exchange contracts at December 31, 2004 represents an asset of TEUR 1,466 and has been recognized at TEUR 916 in equity (after deduction of deferred taxes).

Sensitivity analysis

In managing interest rate and currency risks, the Group aims to reduce the impact of short-term fluctuations on the Group’s earnings. Over the longer term, however, permanent changes in foreign exchange and interest rates would have an impact on consolidated earnings.

At December 31, 2004 it is estimated that a general increase of one percentage point in interest rates would decrease the Group’s profit before tax by approximately TEUR 750. Interest rate swaps have been included in this calculation.

Appendix 5/30

It is estimated that a general increase of one percent in the value of the EUR against foreign currencies would decrease the Group’s profit before tax by approximately TEUR 110 per year. The forward exchange contracts have been included in this calculation.

(23) Collateral/Contingent liabilities

Senior Facilities Agreement for EUR 188,9 million and a Mezzanine Facility Agreement for EUR 45 million were concluded as of September 8, 2004 with Royal Bank of Scotland plc, Frankfurt Branch. As of the balance sheet date, Tetra HoldCo GmbH & Co. KG, Tetra (France) SAS, Tetra Holding (US) and Tetra Japan K.K. had drawn loans under the loan agreement with Royal Bank of Scotland plc, Frankfurt Branch. The volume drawn amounts altogether to EUR 99,4 million, USD 96,755 million and JPY 4.656,750 million. Due to Senior Facilities Agreement a working capital facility of EUR 12,5 million and a capex facility of EUR 8 million have been granted whereof EUR 1,5 million and JPY 100 million have been drawn.

All interests in subsidiaries, all existing and future receivables, the credit balances on all bank accounts, and all patents, licenses and trademark rights have been pledged to Royal Bank of Scotland plc, Frankfurt Branch as collateral for the loans. Furthermore, machines and technical plant, office and factory equipment and inventories have been assigned as collateral, and a land charge of EUR 14 million on the company property of Tetra GmbH in Melle at Herrenteich 78 has been entered in the land register in favor of Royal Bank of Scotland plc, Frankfurt Branch.

Appendix 5/31

(24) Other financial liabilities

In addition to liabilities and provisions, the Tetra Group also has financial commitments, primarily under lease contracts for plant and machinery, tools, office and other facilities as well as service contracts. The total of future minimum lease and service payments under non-cancellable leases and service contracts can be analyzed by maturity as follows:

	Total amount	Due within 1 year	Due later than 1 year
	TEUR	TEUR	TEUR
Nominal total of future minimum lease and rent payments	3.980	1.921	2.059
(prior year)	(5.002)	(1.876)	(3.126)
Service contracts	500	265	235
(prior year)	(386)	(178)	(208)

	4.480	2.186	2.294

(prior year)	(5.388)	(2.054)	(3.334)

(25) Explanatory notes to the cash flow statement

The cash flow statement shows how the cash and cash equivalents of the Tetra Group have changed in the course of the year as a result of cash inflows and outflows. In accordance with IAS 7 (Cash Flow Statements), cash flows are classified into cash flows from operating, investing and financing activities. Cash and cash equivalents included in the cash flow statement comprise cash in hand, cheques and cash at bank.

The cash flows from investing and financial activities are based on actual payments and receipts. The cash flows from operating activities are computed by using the indirect method, starting from the net profit or loss before taxes of the Group. The starting point “net profit or loss before taxes” has been chosen to increase the transparency of the cash flow statement. Prior year figures have been reworked, accordingly.

While in 2003 still reflects impacts from the acquisition and the financing of the Tetra business from Pfizer including integrating the Tetra business in Japan on January 27, 2003, the business year 2004 reflects a whole year of the Tetra-Group. However the refinancing of the business caused the structure of the cash flows from financing activities.

Appendix 5/32

(26) Related party transactions

In accordance with IAS 24 related individuals or enterprises which have the ability to control the Tetra Group must be disclosed unless such parties are already included in the Group financial statements as consolidated companies. Control is defined as ownership of more than one half of the voting power of Tetra Holding or the power to direct, by statute or agreement, the financial and operating policies of the management of the Tetra Group.

Related parties include the principal stockholders as well as the subsidiaries of the Group and the Group’s management board. Please refer to note (27) for the definition of the principal stockholders.

The members of the Group’s management board are:

Name	Country	Remarks
Dr. Hartmut Kiock	Germany	CEO (Chief Executive Officer) Since January 1, 2004

Werner Hampf	Germany	COO (Chief Operating Officer) Since January 1, 2004

Wolfgang Mollenhauer	Germany	CTO (Chief Technology Officer)

Detlef Thoben	Germany	CFO (Chief Financial Officer)

Kevin Brenner	USA	President “Tetra Americas”

Companies of the Tetra Group did not enter into any contracts with members of the Group’s management board or with any other key management personnel in the Tetra Group or with companies in whose representative bodies those persons are represented. The remuneration of the current members of the management board for 2004 amounts to TEUR 1,752.

The loans from the stockholders according to the loan agreement concluded on December 17, 2002, with Triton Managers Limited, St. Helier, Jersey, British Channel Islands, and BGLD Managers Limited, St. Helier, Jersey, British Channel Islands, acting as personally liable partners for various limited partnerships under the law of Jersey, British Channel Islands were prematurely redeemed in September 2004 in the amount of EUR 87 million including interest. The interest rate as of the redemption date amounted to 10.0%.

Appendix 5/33

(27) Principal stockholders

The stockholders of Tetra Holding GmbH are:

Triton Managers Limited, St. Helier, Jersey, British Channel Islands

BGLD Managers Limited, St. Helier, Jersey, British Channel Islands

AXA Private Equity Fund II-A, Paris, France

AXA Private Equity Fund II-B, Paris, France

Harald Quandt Holding GmbH, Bad Homburg

Tetra Manager Beteiligungsgesellschaft mbH, Melle

Melle, March 24, 2005

Tetra Holding GmbH

The board of management

Appendix 5/34

Group Management Report for the business

year from January 1 to December 31, 2004

Tetra Holding GmbH

General

Tetra Holding GmbH is preparing consolidated financial statements in accordance with IFRS for the business year 2004 for the companies of the Tetra Group.

The Tetra Group produces food, care and remedial products and technical equipment for the aquarium and pond areas and distributes these via its subsidiaries worldwide.

The management structure of the group was reorganized in 2004. The global management board of the Tetra Group consists of the newly appointed Chief Executive Officer and a Chief Operating Officer plus the Chief Financial Officer, the Chief Technology Officer and the President “Tetra Americas”.

Group structure and changes in 2004

The Tetra Group was structured as follows in 2004:

Parent company:	Tetra Holding GmbH, Melle

Holding/Service company:	Tetra HoldCo GmbH & Co. KG, Melle Tetra International Holding GmbH, Melle

Production companies:	Tetra GmbH, Melle Willinger Brothers Inc., Dover, USA

Sales companies:

Tetra GmbH, Melle

Tetra (UK) Ltd., London, Great Britain

Tetra Holding (US) Inc., Wilmington, USA

Tetra (France) SAS, Paris, France

Tetra Japan K.K., Tokyo, Japan

Tetra ltalia S.r.l., Milan, Italy

Tetra Aquatic Asia Pacific PTE Ltd, Singapore

Appendix 6/1

Other companies:	Tetra Management GmbH, Melle Zoomedica Frickhinger GmbH, Melle Biorell Gesellschaft mit beschränkter Haftung, Melle

Tetra Holding GmbH holds the limited partner’s interests in Tetra HoldCo GmbH & Co. KG and the interests in the latter’s personally liable partner, Tetra Management GmbH.

Tetra HoldCo GmbH & Co. KG acts in the Tetra Group as a managing holding and service company (finance, personnel and social services, EDP, legal, purchasing and research) and holds the interests in Tetra GmbH, Melle and Tetra International Holding GmbH, Melle.

The food and care products that are sold internationally are manufactured by Tetra GmbH in Melle and distributed worldwide through the Tetra Logistics Center that is operated in Melle. The markets in the USA, Japan, Great Britain and Italy have their own local warehouses, which are supplied in turn by the Logistics Center in Melle. The customers in France and in the Southeast Asian markets, like the customers in Germany and other export markets, are supplied directly by the Logistics Center in Melle.

The production and procurement of technical products and equipment are coordinated via the companies in the USA; the physical procurement of many products, especially for the European markets, is however handled organizationally directly through Tetra GmbH in Melle.

Business trends and situation of the Group

The Group recorded revenues of TEUR 186,443 in the 2004 business year. When comparing the 2004 and 2003 business years, it should be borne in mind that the revenues in the 2003 business year in the Japanese market only relate to the period between January 27, 2003 and the end of the year. The development of the revenues in 2004 was influenced, as in prior years, by the continued weakness of the USD. On an operational basis, i.e. without the influence of exchange rates, sales growth was recorded in all markets with the exception of Italy and Southeast Asia.

Appendix 6/2

The breakdown of the revenues is as follows:

	2004 TEUR	2003 TEUR
USA	72,401	74,739
Japan	31,774	29,218
France	14,496	14,052
Germany	25,940	25,912
Italy	4,041	4,513
Great Britain	13,093	12,161
Other export markets*	24,698	25,713

Total Group	186,443	185,768

*	Exports to countries in which Tetra is not represented with its own company

The revenues result 79 % from the Aquarium segment and 15 % from the Pond segment. Disproportionate sales increases were achieved In the Aquarium segment in 2004, while the revenues in the Pond segment were slightly lower than expected on account of the poor summer weather in Europe.

The revenues of the Aquarium segment are mainly made up of the sale of fish food (48.2%) and care and remedial products (35.3%) and the sale of technical equipment (16.5%).

In order to provide a meaningful view of the development of the Tetra business, reference is made in the following comments with regard to prior year comparative figures to analyzes for the business year 2003 prepared under business management aspects. The comments on the total revenues and the development in the Japanese market therefore relate for 2003 to the calendar year; the revenues for the period from January 1, 2003 to January 26, 2003 are included here, even though the Japanese Tetra business still belonged to the Pfizer Group during that period.

On this basis and calculated at constant rates the Tetra Group achieved a sales growth of 4.3%. As a result of the extremely unfavorable exchange rate development for Tetra the revenues decreased by 0.2 % at a full year level at actual rates,

In total the margins of the Tetra Group have further improved over prior year and a satisfactory result was achieved.

Appendix 6/3

Situation in the main markets

As a result of the strength of the Tetra brand, the consequent exploitation of existing market potentials and the unique, global Tetra distribution network, Tetra has a significant market position both in the main markets and in most of the export markets.

USA

Good operative growth by 77% could be achieved in all distribution channels, but this was unable to completely compensate the lost revenues due to the exchange rates. The weakness of the market reported in 2003 as a consequence of the Iraq War was overcome, and a perceptible revival in activities in the market was noted in 2004. New products were a main pillar of the sales success. However, the revenues in the USA fell in 2004 on account of the strength of the euro.

Japan

There was a significant revival in economic activity in Japan in 2004 and the business with tropical fish that had been in recession for several years improved considerably from the middle of 2004. The import of tropical fish recorded clearly positive net growth rates in 2004. Alongside this Aquarium segment, Tetra also intensified its efforts in 2004 in the area of cold water aquaria and reptiles, and new, innovative products. A very satisfactory development of the revenues was achieved overall. The Japanese business, too, was burdened by exchange rate effects.

Germany

In Germany, Tetra GmbH was very successful in holding its own against its competitors in 2004, on account of continuous sales policies oriented towards the specialized retail trade. General purchasing restraint was countered by greater marketing efforts, and good sales growth was achieved. The very good level of the previous year could be maintained.

France

As a consequence of the overall purchasing restraint in the euro zone, retail sales in France developed only sluggishly in 2004. Tetra was unable to free itself entirely from this general purchasing restraint, but was nevertheless able to record satisfactory revenue growth because of the consequent brand management, helped by increased pond revenues.

Appendix 6/4

Great Britain

Contrary to the other markets in which Tetra is active, the business in Great Britain is very strongly oriented towards products in the garden pond area. Although the development of the business in 2004 was overall very positive, it was nevertheless affected by the wet and cold spring and summer weather. On account of consequent brand orientation and on the basis of promotion activities, an overall satisfactory revenue result could be achieved. The Aquarium segment developed well.

Italy

In Italy, the very high revenue level of the previous year could not be maintained in 2004 and sales policy measures could not be realized within the originally planned timeframe because of changes in the retail landscape. In view of the market situation, the revenues can however still be regarded as satisfactory.

Other export markets

The restructuring in the export markets that had commenced in prior years continued in 2004. Greater involvement of the foreign sales partners in specific questions relating to sales and marketing resulted here in very good revenue success. The main focus of the sales growth in 2004 was in Eastern and Southwest Europe and in the Benelux countries.

Financial situation

A satisfactory business result could be achieved on the basis of the development of the revenues, with a controlled development of the costs. The targets were achieved.

Appendix 6/5

The current funding requirements were covered by the operative cash flow. The Royal Bank of Scotland (RBS) made available commensurate lines with regard to seasonal liquidity fluctuations.

The positive development of the business and the development in the borrowing markets made possible a complete refinancing of the Tetra business in September 2004. The previous borrowings, including the stockholder loans, were replaced by new bank loans. By the refinancing potential risks from recent changes in tax rules have been addressed.

Personnel

The number of employees increased slightly in 2004 compared with the end of 2003 to 767. The number of employees in the production area was always matched to the respective production requirements on the basis of forward-looking personnel planning.

Capital expenditure

Capital expenditure was mainly carried out in the area of machinery, buildings and EDP equipment, involving both expansions and replacements. Capital expenditure of almost 2.0 % of the revenues was realized in 2004 in the Tetra Group.

Tetra endeavors to make new investments in property, plant and equipment each year at the level of the systematic depreciation. Following a reduced level of capital expenditure in 2003, capital expenditure in 2004 was once again at the long-term average level.

In 2004 Tetra started the investment of EUR 10 Mio. to concentrate the production facilities at a single location in Melle. This project will be finished in 2006.

Appendix 6/6

Research and development, brands

The strength of the Tetra business is based on consequent brand policies and very important research activities in the water life area. On the basis of the calendar year, the research and development costs in the calendar year 2004 amounted to about 1.9% of the revenues.

Our research is aimed at the continuous improvement of existing products and the development of new products in the Aquarium and Pond segments. Wherever possible, relevant innovations are achieved for the customers.

The Tetra brand and special product brands are protected comprehensively worldwide.

Expected development in the business year 2005

Based on existing product range and planned new product introduction the Tetra-Group is accepting for 2005 further revenue growth and margin improvement.

As a consequence of the establishment of the Group, considerable progress was already made in 2003 and 2004 on the development and expansion of the internal control system. This development is to be maintained consequently in 2005.

The further development of the business is continuously analyzed and further developed in conjunction with strategic planning.

Risks with a significant impact on the net assets, financial position and results of operations

The consolidated financial statements include all the assets, liabilities, obligations, risks and deferrals, as well as all expenses and income that have to be recognized.

No risks to the continued existence of the Company with regard to the current and future net assets, financial position and results of operations are currently discernible on the basis of the expected development of the business in 2005.

Appendix 6/7

Considerable borrowings were taken up in the Group for the long-term financing of the worldwide Tetra business. In order to permanently monitor the burden on the financial position and the results of operations resulting from these borrowings, as well as the risks, Tetra maintains a permanent, global cash monitoring and forecasting system. This system enables the liquidity situation and development of the Group to be observed continuously and steered accordingly.

The development of the business and the financial position of the Group are presented through an internal reporting and forecasting system in a comprehensive monthly reporting system. Financial risks with a material impact an the current and future net assets, financial position and results of operations are recorded and analyzed on a timely basis.

Interest and currency risks are hedged at Group level by derivatives. These instruments are measured in the financial statements applying acknowledged methods. Such hedging instruments are used exclusively and alone to hedge fundamental business transactions. (We refer to the Notes, Chapter G)

Significant events after the balance sheet date

The stockholders of Tetra Holding GmbH concluded a definitive agreement on March 14, 2005 with the US Rayovac Group, which foresees the sale of the Company and the Tetra Group to companies in the Rayovac Group. The final closing will probably take place in the middle of the year.

Provision against risks

The identification and conscious management of entrepreneurial risks is achieved through active risk management. Controls are carried out on a timely basis in the monthly reporting systems; in addition, it is ensured that the information is made available to the decision-makers.

We observe the procurement markets continuously; possible risks are addressed by a risk prevention team.

Melle

March 24, 2005

Tetra Holding GmbH

(Dr. Hartmut Kiock)	(Werner Hampf)

Appendix 6/8

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12 31 04

and Group Management Report

Auditors’ report

(Original German version)

An die Tetra Holding GmbH, Melle:

Wir haben den von der Tetra Holding GmbH aufgestellten Konzernabschluss, bestehend aus Konzernbilanz, Konzerngewinn- und

-verlustrechnung, Konzernanhang, Eigenkapital- veränderungsrechung und Kapitalflussrechnung, für das Geschäftsjahr vom 1. Januar bis 31. Dezember 2004 geprüft. Die Aufstellung des Konzernabschlusses nach den International Financial Reporting Standards (IFRS) liegt in der Verantwortung der Geschäftsführung der Gesellschaft. Unsere Aufgabe ist es, auf der Grundlage der von uns durchgeführten Prüfung eine Beurteilung über den Konzernabschluss abzugeben

Wir haben unsere Konzernabschlussprüfung nach § 317 HGB und unter Beachtung der vom Institut der Wirtschaftsprüfer (IDW) festgestellten deutschen Grundsätze ordnungsmäßiger Abschlussprüfung sowie unter ergänzender Beachtung der International Standards on Auditing (ISA) vorgenommen. Danach ist die Prüfung so zu planen und durchzuführen, dass Unrichtigkeiten und Verstöße, die sich auf die Darstellung des Konzernabschlusses wesentlich auswirken, mit hinreichender Sicherheit erkannt werden. Bei der Festlegung der Prüfungs- handlungen werden die Kenntnisse über die Geschäftstätigkeit und über das wirtschaftliche und rechtliche Umfeld des Konzerns sowie die Erwartungen über mögliclie Fehle berücksichtigt, Im Rahmen der Prüfung werden die Wirksamkeit des rechnungslegungsbezogenen internen Kontrollsysterns sowie Nachweise für die Angaben im Konzernabschluss überwiegend auf der Basis von Stichproben beurteilt. Die Prüfung beinhaltet die Beurteilung der Jahresabschlüsse der in den Konzernabschluss einbezogenen Unternehmen, der Abgrenzung des Konsolidie- rungskreises, der angewandten Bilanzierungs- und Konsolidierungsgrundsätze und der wesent- lichen Einschätzungen der gesetzlichen Vertreter sowie die Würdigung der Gesamtdarstellung des Konzernabschlusses. Wir sind der Auffassung, dass unsere Prüfung eine hinreichend sichere Grundlage für unsere Beurteilung bildet.

Appendix 7/1

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12 31 04

and Group Management Report

Nach unserer Überzeugung vermittelt der Konzernabschluss in Übereinstimmung mit den International Financial Reporting Standards ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage des Konzerns sowie der Zahlungsströme des Geschäftsjahres.

Unsere Prüfung, die sich auch auf den von der Geschäftsführung für das Geschäftsjahr vom 1 Januar bis 31. Dezember 2004 aufgestellten Konzernlagebericht erstreckt hat, hat zu keinen Einwendungen geführt. Nach unserer Überzeugung gibt der Konzernlagebericht insgesamt eine zutreffende Vorstellung von der Lage des Konzerns und stellt die Risiken der künftigen Entwicklung zutreffend dar.

Bremen, den 24. März 2005

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Rega

Wirtschaftsprüfer	Frahm Wirtschaftsprüferin

Appendix 7/2

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12 31 04

and Group Management Report

Translation of the auditors’ report

To Tetra Holding GmbH, Melle:

We have audited the consolidated financial statements, consisting of the consolidated balance sheet, consolidated income statement, notes to the consolidated income statement, statement of changes in equity and statement of cash flows, prepared by Tetra Holding GmbH for the business year from January 1 to December 31, 2004. The preparation of the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit of the consolidated financial statements in accordance with § 317 HGB [“Handelsgesetzbuch: German Commercial Code”] and the German generally accepted standards for the audit of financial statements promulgated by the Institut der Wirtschaftsprüfer (IDW), as well as in accordance with International Standards on Auditing (ISA). Those standards require that we plan and perform the audit such that misstatements materially affecting the presentation of the consolidated financial statements are detected with reasonable assurance. Knowledge of the business activities and the economic and legal environment of the Group and evaluations of possible misstatements are taken into account in the determination of audit procedures. The effectiveness of the internal control system relating to the accounting system and the evidence supporting the disclosures in the consolidated financial statements are examined primarily on a test basis within the framework of the audit. The audit includes assessing the financial statements of the companies included in the consolidated financial statements, the definition of the scope of the consolidation, the accounting and consolidation principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Appendix 8/1

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

In our opinion, the consolidated financial statements give a true and fair view of the net assets, financial position, results of operations and cash flows of the Group for the business year in accordance with International Financial Reporting Standards.

Our audit, which also extends to the group management report for the business year from January 1 to December 31, 2004, has not led to any reservations. In our opinion the group management report on the whole provides a suitable understanding of the Group’s position and suitably presents the risks of future development.

Bremen

March 24, 2005

KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Rega Wirtschaftsprüfer	Frahm Wirtschaftsprüferin

Appendix 8/2

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

Economic background information on the Group

With effect from December 17, 2002, Pfizer Inc., New York, USA, sold its worldwide Tetra business in conjunction with a combined asset and share deal to companies in the Tetra Group owned directly or indirectly by Triton Managers Ltd. and BGLD Managers Ltd. (both of St. Helier, Jersey)

Tetra Holding GmbH has served since the bringing in of the operative Tetra business and the associated expansion of the scope of the consolidation as the ultimate holding company within the Tetra Group. It therefore prepares consolidated financial statements for the entire group.

The Company holds the limited partner’s interests in Tetra HoldCo. As in the previous year, Tetra Holding GmbH continues to hold the interests in Tetra Management, which acts as the personally liable partner in Tetra HoldCo.

All of the Group’s staff functions in the finance, human resources, legal, EDP, purchasing and research areas are bundled in Tetra HoldCo. Tetra HoldCo furthermore holds, as a holding company, the interests in the operatively active company, Tetra GmbH, and the holding company, Tetra International Holding GmbH. Tetra GmbH has carried out the operative Tetra business in Germany since December 1, 2002. The production of food, care and remedial products and the sale of these products are carried out through Tetra GmbH. The distribution to the sales companies and wholesalers is handled via the Tetra Logistics Center operated by Tetra GmbH.

Tetra International Holding GmbH holds the interests in the foreign companies that are engaged in the sale of Tetra products in the USA, Great Britain, France and Japan.

The sales company in the USA, Tetra Holding (US) Inc., Wilmington, USA, in addition holds the interests in Willinger Bros. Inc., Dover, USA, which is engaged in the production and acquisition of technical equipment for aquaria and garden ponds. Technical products from Willinger Bros. Inc.’s own production are sold exclusively in the American and Japanese markets by Tetra Holding (US) Inc.

Please refer also for a presentation of the group structure to page 4 of Appendix 10.

Appendix 9/1

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

Significant contracts

Leases and leasing agreements

Leases exist for the production facility in Offelten and for the Tetra Logistics Center in Melle. Leasing agreements have been concluded for automobiles and a fire alarm system.

Loan agreements with Royal Bank of Scotland

On December 17, 2002, Tetra HoldCo had taken up loans from Royal Bank of Scotland, Frankfurt am Main Branch, to finance the acquisition of the Tetra business from Pfizer Inc., New York, USA, which were replaced, together with the stockholder loans, within the framework of a refinancing on September 10, 2004:

The Mezzanine Loan of TEUR 30,000 had a maximum term expiring on December 31, 2012. It bore interest at Euribor plus 12%, of which 5.25 % was capitalized. Costs were also refundable to Royal Bank of Scotland as appropriate for the maintenance of a minimum reserve.

Furthermore, a Credit Facility Agreement for TEUR 90,000 and TUSD 40,000 was concluded on the same date. The amount was split between Term A of TEUR 48,000 and TUSD 22,000, Term B of TEUR 21,000 and TUSD 9,000 and Term C of TEUR 21,000 and TUSD 9,000. It bore interest at Euribor plus a margin depending on the term (A: 2.25%, B: 2.75%, C: 3.25%). Repayment for Term A was with annually increasing redemptions, Term B was to be redeemed as of December 20, 2009 and December 20, 2010, and Term C as of December 20, 2011. An amount of TEUR 46,000 was drawn from Term A, and Terms B and C were utilized in full.

In addition, a credit line was granted by RBS in the form of a Multi Currency Revolving Loan of a maximum of TEUR 12,500 within the framework of the Credit Facility Agreement, which was repayable at the latest by December 20, 2009. It bore interest at Euribor plus 2.25%.

Furthermore, repayments of 66 % of the annually generated excess cash flow were to be made on the Mezzanine Loan and the Credit Facility Agreement, with the exception of the Multi Currency Revolving Loan.

Appendix 9/2

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

The above-mentioned loans were replaced by the following constellation:

The Mezzanine Loan of TEUR 45,000 granted by RBS runs until June 20, 2014. It bears interest at Euribor plus 11.25%, of which 6.25% is capitalized. Costs are also refundable to RBS for the maintenance of a minimum reserve.

Furthermore, a Senior Facilities Agreement for TEUR 74,900, TUSD 96,775 and YEN 4,657 million was agreed on the same date The amount is split between Term A of TEUR 11,400, TUSD 44,100 and YEN 4,657 million, Term B of TEUR 21,500 and TUSD 26,337.5 and Term C also of TEUR 21,500 and TUSD 26,337.5. It bears interest at Euribor plus a margin depending on the term (A: 2.25%, B: 2 75%, C: 1.25%). Repayment for Term A is at almost the same annual redemptions and a final redemption as of June 20, 2011 of 30.46%, and Terms B and C will be redeemed 100% at the end of the term (B: June 20, 2012; C: June 20, 2013). A Working Capital Facility of TEUR 12,500 and a Capex Facility of TEUR 8,000 were granted within the framework of the Senior Facilities Agreement. The Working Capital Facility is granted under the same conditions as Term A. Amounts of TEUR 1,500 and YEN 100 million have been drawn on this Working Capital Facility. The purpose of the Capex Facility is to finance the new production buildings in Melle (transfer from Offelten). This Capex Facility runs until June 20, 2011, and has not yet been used.

Term A, Term B and Term C have been utilized in full.

In addition, repayments of 66% of the annual excess cash flow have to be made in respect of the Senior Facilities Agreement, with the exception of the Working Capital Facility and the Capex Facility. Once these tranches have been redeemed, the Mezzanine Loan must be redeemed with 66% of the annual cash flow.

Loan agreement with Triton Managers Limited and BGLD Managers Limited

A loan agreement for TEUR 73,434 was concluded on December 17, 2002 with Triton Managers Limited, St. Helier, Jersey, and BGLD Managers Limited, St. Helier, Jersey, British Channel Islands. It was repaid prematurely in conjunction with the refinancing (replacement of stockholder loans by bank loans) on September 10, 2004 with TEUR 86,699 including accumulated interest.

Appendix 9/3

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

Group cash management

The Company concluded a cash management agreement with Tetra Holding, Tetra HoldCo, Tetra Management, Tetra International, Biorell GmbH and Zoomedica with immediate effect with a contract dated December 18, 2002. In conjunction with this agreement, all debit and credit balances on the subsidiary accounts maintained by the companies with Dresdner Bank AG are transferred daily to the main account maintained by Tetra GmbH at Dresdner Bank AG.

Appendix 9/4

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

Legal and corporate background information on the parent company

Formation date	March 13, 2001

Name of company	Tetra Holding GmbH

Registered office	Melle

Articles of association	The current version of the articles of association is dated February 19, 2003.

Commercial Register	Osnabrück Municipal Court, HR B No. 21044

Objects	The acquisition, management and sale of investments in business enterprises, especially of business interests in companies engaged in the production and distribution of food, care and remedial products for domestic animals and technical necessaries for zoological requirements, and the breeding and distribution of ornamental fish and aquatic plants, and the publication of corresponding pamphlets, newspapers, magazines, books and other articles of a similar nature in the broader sense.

Business year	Calendar year

Appendix 10/1

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

Share capital	The share capital has been contributed in full. The stockholders are:
		EUR	%

	Triton Managers Limited, St. Helier, Jersey, British Channel Islands	11,150	44.60

	BGLD Managers Limited, St Helier, Jersey, British Channel Islands	4,950	19.80

	AXA Private Equity Fund II-A, Paris, France	4,100	16.40

	AXA Private Equity Fund II-B, Paris, France	1,300	5.20

	Harald Quandt Holding GmbH, Bad Homburg	100	0.40

	Tetra Manager Beteiligungsgesellschaft mbH, Melle	3,400	13.60

		25,000	100.00

Appendix 10/2

Tetra Holding

Audit Report

Consolidated Financial Statements in accordance with

International Financial Standards at 12.31.04

and Group Management Report

Previous year’s financial statements of Tetra Holding GmbH	At the stockholder’s meeting on June 29, 2004

(1) the financial statements at December 31, 2003, which were prepared by the management board, audited by us and given an unqualified auditors’ report, were presented and adopted;

(2) it was resolved that the net loss for the year reported at December 31, 2003 of EUR 8,128.93 be carried forward;

(3) the management board was exonerated.

Size of the company	The Company is a small corporation as defined by § 267 (1) HGB.

Management board	The following gentlemen were or are members of the management board of Tetra Holding GmbH, Melle:

Lars Erik Frankfelt, London, Great Britain, Businessman (until February 2, 2004)

Dr. Hartmut Kiock, Paris, France, Chief Executive Officer, Businessman (since February 2, 2004)

Werner Hampf, Munich, Chief Operating Officer, Businessman (since February 2, 2004)

Consolidated financial statements	The Company, as the ultimate group holding company, prepares consolidated financial statements in accordance with § 290 et seq. HGB for the enterprises in the Tetra Group, which have to be announced in the German Federal Gazette and the announcement filed together with the documents that have been announced at the Municipal Court in Osnabrück.

Please refer for the presentation of the structure of the Group to page 4 of this Appendix 10.

Appendix 10/3

Structure of the Group

The percentages represent the holding in the subscribed capital.

Appendix 10/4

General Engagement Terms